Pioneer Power Solutions, Inc. 8-K

Exhibit 99.1

Pioneer Power Reveals Burgeoning Backlog with New Order in Excess of $1 Million for Distributed Generation

Accelerating Installations at Stores with Mass Market Retailer Seen

Fort Lee, NJ, April 14, 2021 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) ("Pioneer Power" or the "Company"), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, today announced that it is increasing its product footprint with one of the world’s largest mass-market retailers with a new equipment order valued at approximately $1.1 million.

The Company will integrate and support a custom turnkey system consisting of Automatic Transfer Switches, specialty controls and circuit protective equipment for an additional 15 retail store locations. The order, which was sold through the Company’s channel partner CleanSpark, Inc. (Nasdaq: CLSK), is expected be delivered by year end 2021. The increase in the number of stores portends bigger and faster rollouts out to 2022 and beyond. Pioneer’s products have already been installed at 40 of said retailers store locations.

The backlog of orders at the Company’s Transmission & Distribution Solutions (“T&D Solutions”) business segment increased approximately 34% from $7.6 million at March 31, 2020 compared to $10.2 million at March 31, 2021, most of which is expected to be delivered over the next 12 months.

Nathan Mazurek, Pioneer Power's Chairman and Chief Executive Officer, said, “This order directly follows the successful pilot and initial order for this end customer from earlier this year that is on schedule to be delivered over the next two quarters. Importantly, it reinforces our optimism for a record sales year for our T&D Solutions segment and the prospects for a nationwide rollout at additional store locations for this one retailer. As one of the leading retail enterprises increasingly adopts distributed generation, we see an expanding market as other retailers and enterprises follow.”

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company’s principal products include switchgear and engine-generator controls, complemented by a national field-service network to maintain and repair power generation assets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on a single customer for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the fact that the Company’s chairman, who controls a majority of the Company’s voting power, may develop interests that diverge from yours, (xii) the liquidity and trading volume of the Company’s common stock and (xiii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com